EXHIBIT 99.01

                             INGRAM MICRO INC.
                     1998 EMPLOYEE STOCK PURCHASE PLAN



                                                                 Exhibit 99.01



                             INGRAM MICRO INC.


1. Purpose of the Plan.

    The purpose of the Ingram Micro Inc. 1998 Employee Stock Purchase Plan (the "Plan") is to provide employment incentive and to encourage stock ownership by certain officers and employees of Ingram Micro Inc. (the "Company") and certain officers and employees of certain of its designated subsidiaries ("Participating Subsidiaries") in order to increase their proprietary interest in the Company's success. The Plan is intended to be a qualified employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and rulings thereunder. The provisions of the Plan shall be construed accordingly.

2. Administration of the Plan.

     The Plan shall be administered by the Human Resources Committee (the "Committee") of the Company's Board of Directors as from time to time appointed pursuant to the By-Laws of the Company. The Committee shall have full power and authority to construe and interpret the Plan and may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best, including, but not limited to, the determination of purchase periods hereunder. Decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its stockholders and its employees.

     The Committee may in its sole discretion determine from time to time that the Company shall offer to enter into Agreements hereunder
("Agreements") with all of the then eligible employees, provided, however, that it shall be under no obligation to do so.

3. Participation in the Plan.

     The individuals who shall be eligible to receive grants of purchase rights under the Plan shall be all the employees (including directors who are employees) of the Company or of any Subsidiary (as defined in Section 424(f) of the Code) of the Company, which Subsidiary has been designated by the Committee as a Participating Subsidiary in the Plan, on the date as of which such purchase rights are granted under the Plan (the "Grant Date"), other than those employees who have customary employment with the Company or Participating Subsidiary of not more than 20 hours a week or not more than 5 months in any calendar year, within the meaning of Code Sections 423(b)(4) and (c), respectively; provided, however, that an Agreement will be entered into with an employee of a Participating Subsidiary only if such Agreement will, under the applicable provisions of the Code as then in effect, qualify for the same tax treatment as would be accorded if such employee was then an employee of the Company; and further provided, that no individual shall be eligible to enter into an Agreement under the Plan if immediately thereafter and after giving effect thereto, the aggregate value or voting power of all shares of stock of the Company and any Subsidiary then owned by such individual either directly or indirectly, within the meaning of the applicable sections of the Code and including all shares of stock with respect to which such individual holds options, would equal or exceed in the aggregate 5% of the total value or combined voting power of all classes of stock of the Company or any Subsidiary. The term "Compensation" as used in this Plan means with respect to each eligible employee, the total amount of base salary including commissions, shift differentials, and sick leave pay paid to such employee on account of his employment by his or her employer, excluding (a) over-time pay and bonuses,
(b) benefits under any other pension, profit sharing, stock bonus, phantom stock, nonstatutory stock option, hospitalization, life insurance, long-term disability, or other employee benefit plan (including without limiting the foregoing, the Ingram Micro Inc. Supplemental Executive Deferred Compensation Plan and the Ingram Micro Inc. Supplemental Executive Retirement Plan), (c) travel, entertainment, and other business expense allowances from which an accounting is made to the employees, (d) living allowances, (e) imputed income attributable to employer-provided group term life insurance and such other imputed non-cash income recognized as such by the Code and the employee's Employer for purposes of this Plan, (f) any home sale costs, reimbursed moving costs, employer reimbursed or employer-subsidized meals, employer payments for the use of his or her personal car for business purposes, location adjustments or any other similar supplemental type of pay, and (g) severance pay. Compensation shall include elective deferrals under any tax-qualified defined contribution plan maintained by the Company or any subsidiary and any amount which is contributed to such plan by the employee's employer pursuant to a salary reduction agreement which is not includible in the gross income of the eligible employee. under Section 125, 402(e)(3), 402(h) or 403(b) of the Code.

4. Stock.

     The stock subject to the Agreements shall be, in the discretion of the Board of Directors of the Company, either authorized but unissued shares of any class of the Company's Common Stock ("Common Stock") or shares of Common Stock held in the treasury of the Company or any Subsidiary of the Company, including shares purchased in the open market or otherwise. Subject to adjustment in accordance with the provisions of paragraph 6(i) hereof, the total number of shares of Common Stock which may be the subject of such Agreements shall not exceed in the aggregate 3,000,000 shares.

     In the event that any Agreement for any reason expires or is terminated and the shares of Common Stock which are the subject thereof are not purchased, such unpurchased shares of Common Stock may again be subject to Agreements.

5. Number of Shares Which an Employee May Purchase.

     Each Agreement shall provide that an eligible employee may elect to purchase pursuant to the terms of the Agreement a number of shares of Common Stock determined by the Committee but in no event greater than the number of shares of Common Stock with a fair market value (as determined by the Committee on the Grant Date) not in excess of 2-1/4 times 10% of the employee's aggregate Compensation for the fiscal year next preceding the Grant, as determined from the payroll records of the Company and the Participating Subsidiaries.

     Notwithstanding anything else contained herein, no employee may receive a Grant which permits such employee's rights to purchase Common Stock under this Plan and any other qualified employee stock purchase plan (within the meaning of Section 423 of the Code) of the Company or its Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of Common Stock for each calendar year in which a Grant is outstanding at any time. For purposes of this section, fair market value shall be determined as of the Grant Date by the Committee.

6. Terms and Conditions of Agreements.

     (a) General.

     The Agreements shall be in such form as the Committee shall from time to time approve, and shall contain such terms and conditions as the Committee shall prescribe not inconsistent with the Plan.

     (b) Purchase Price.

     The price of a share of Common Stock pursuant to a grant shall be set by the Committee but in no event shall be less than the lesser of:

          (i) 85 percent of the fair market value of a share of Common Stock on the Grant Date; or

         (ii) 85 percent of the fair market value of a share of Common Stock on the Purchase Date (as defined below).

     (c) Payment of Purchase Price.

     Each Agreement shall prescribe the method or methods pursuant to which the purchase price of shares shall be paid by the employee.

     (d) Term of Agreements.

     Each Agreement shall be dated as of the date purchase rights are granted under the Plan and shall have a stated term of not more than 27 months from such date.

     (e) Date on which Shares Must be Purchased.

     Each Agreement shall provide that, subject to earlier termination pursuant to Paragraph 6(g) hereof, any shares to be purchased thereunder must be purchased on the last day (hereinafter called the "Purchase Date") of the stated term of the Agreement.

     (f) Employee's Purchase Directions.

     Each Agreement shall provide that the employee on the Purchase Date shall purchase all of the whole shares covered by such Agreement unless the employee shall, in the manner provided for in the Agreement, notify the Secretary of the Company, or such other persons specified in the Agreement, on or before the Purchase Date that the employee does not desire to purchase any of such shares or desires to purchase fewer than all of such shares.

     (g) Termination by Employee of his Agreement.

     An employee who has entered into an Agreement may at any time on or before the Purchase Date terminate the employee's Agreement in its entirety by written notice of such termination delivered in the manner set forth in the Agreement to the Secretary of the Company, or to such other person or persons as may be specified in the employee's Agreement. If there are any funds then on deposit pursuant to the Agreement such funds shall be paid to the employee or to the Company for payment to the employee.

     (h) Termination of Employment and Change in Control.

     Each Agreement shall specify the applicable rules in respect of the effect of the death, retirement, disability or other termination of employment of the employee and the effect, if any, of a change in control of the Company.

     (i) Adjustments.

     In the event that the Committee shall determine that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Plan, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust any or all of (1) the number and kind of shares which thereafter may be made the subject of Agreements under the Plan, (2) the number and kind of shares subject to outstanding Agreements and (3) the purchase price with respect to any of the foregoing and/or, if deemed appropriate, make provision for a cash payment to a person who has an outstanding Agreement; provided, however, that the number of shares subject to any Agreement shall always be a whole number.

     (j) Assignability.

     No rights hereunder shall be assignable or transferable except by will or by the laws of descent and distribution. During the lifetime of an employee who is a party to an Agreement the shares which are covered by such Agreement may be purchased only by the employee.

     (k) Employee's Agreement.

     If, at the time of the purchase of shares which are covered by an Agreement in writing, in the opinion of counsel for the Company, it is necessary or desirable, in order to comply with any applicable laws or regulations relating to the sale of securities, that the employee purchasing such shares shall agree that such employee will purchase such shares for investment and not with any present intention to resell the same, the employee will, upon the request of the Company, execute and deliver to the Company an agreement to such effect. The Company may also require that a legend setting forth such investment intention be stamped or otherwise written on the certificates for shares purchased pursuant to the Plan.

          (1) Rights as a Shareholder.

     An employee who is a party to an Agreement shall have no rights as a shareholder with respect to shares covered by such Agreement until the date of the issuance of the shares to the employee. No adjustment will be made for dividends or other rights for which the record date is prior to the date of such issuance.

7. Term of Plan.

     No Agreement shall be entered into after December 31, 2003.

8. Amendments.

     The Board of Directors may from time to time alter, amend, suspend, or discontinue the Plan or alter or amend any and all Agreements: provided, however, that no such action of the Board of Directors may, without the approval of the shareholders, make any amendment for which stockholder approval is necessary to comply with any tax or regulatory requirement, including for this purpose any approval requirement which is a prerequisite for exemptive relief under Section 16(b) of the Securities Exchange Act of 1934.

9. Application of Funds.

     The proceeds received by the Company from the sale of Common Stock pursuant to an Agreement will be used for general corporate purposes.

10. No Obligation to Purchase Shares.

     Entering into an Agreement shall impose no obligation upon an employee to purchase any shares covered by such Agreement.

11. Governing Law.

     This Plan and all Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

12. Shareholder Approval.

     This Plan shall not be effective until approved by the shareholders of the Company as provided in Section 423(b) of the Code and the regulations thereunder.